Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact: Heather Pribyl 952.253.0731

Buffalo Wild Wings, Inc. Announces
First Quarter Earnings per Share of $1.49

- Net Earnings Growth Goal for 2014 Increased to 25% -

Minneapolis, Minnesota, April 28, 2014 – Buffalo Wild Wings, Inc. (NASDAQ: BWLD), announced today financial results for the first quarter ended March 30, 2014. Highlights for the first quarter versus the same period a year ago were:

o	Total revenue increased 20.9% to $367.9 million

o	Company-owned restaurant sales grew 21.3% to $344.9 million

o	Same-store sales increased 6.6% at company-owned restaurants and 5.0% at franchised restaurants

o	Net earnings increased 72.9% to $28.3 million from $16.4 million, and earnings per diluted share increased 71.3% to $1.49 from $0.87

Sally Smith, President and Chief Executive Officer, commented, “Our first quarter was a great start to 2014. We’re pleased with our strong revenue growth of 20.9%. For the quarter, same-store sales at company-owned restaurants increased 6.6% and same-store sales at franchised locations increased 5.0%. Sales momentum grew during February and March with the excitement of the Winter Olympics and March Madness bringing guests into our restaurants.”

Ms. Smith continued, “Our net earnings increased 72.9%, outpacing the top line growth. Strong net earnings growth is primarily attributable to 46 additional company-owned restaurants compared to the prior year, the strength of same-store sales, and a 440-basis point improvement in cost of sales that was the result of significantly lower traditional chicken wing prices and our July 2013 transition to selling wings by portion.”

Total revenue increased 20.9% to $367.9 million in the first quarter, compared to $304.4 million in the first quarter of 2013. Company-owned restaurant sales for the quarter increased 21.3% over the same period in 2013, to $344.9 million, driven by a company-owned same-store sales increase of 6.6% and 46 additional company-owned restaurants at the end of first quarter 2014 relative to the end of the same period in 2013. Franchise royalties and fees increased 14.9% to $22.9 million for the quarter versus $19.9 million in the first quarter of 2013. This increase is attributed to a franchise same-store sales increase of 5.0% and 55 additional franchised restaurants at the end of the period versus a year ago.

Average weekly sales for company-owned restaurants were $60,966 for the first quarter of 2014 compared to $56,953 for the same quarter last year, a 7.0% increase. Franchised restaurants averaged $63,852 for the period versus $60,050 in the first quarter a year ago, a 6.3% increase.

For the first quarter, net earnings increased 72.9% to $28.3 million versus $16.4 million in the first quarter of 2013. Earnings per diluted share were $1.49, as compared to first quarter 2013 earnings per diluted share of $0.87.

2014 Outlook

Ms. Smith remarked, “We’re pleased with our strong same-store sales to date in the second quarter of 5.7% at our company-owned restaurants and 4.4% at franchised locations. We estimate that Easter occurring in the first four weeks of the second quarter of 2014 had a negative impact of 90 basis points. During the second quarter, sports fans continue their enthusiasm with the growing excitement around the NBA and NHL playoffs. Later in the quarter, we’ll promote Buffalo Wild Wings as the place to watch the 2014 FIFA World Cup™ tournament through increased advertising spend and unique games centered on the World Cup.”

Ms. Smith concluded, “Based on our first quarter results, second quarter trends in same-store sales, and anticipated food costs, we believe we will achieve net earnings growth of 25% for 2014, an increase from our previous goal for the year. We are building for long-term earnings growth by investing in Buffalo Wild Wings in the United States and Canada, international franchising, and emerging brands. These investments will allow us to achieve our vision of being a company of 3,000 restaurants worldwide creating the ultimate experience for our guests, and providing sustained growth for our shareholders.”

Buffalo Wild Wings will be hosting a conference call today, April 28, 2014 at 4:00 p.m. Central Time to discuss these results. There will be a simultaneous webcast conducted at our investor relations website ir.buffalowildwings.com.

A replay of the call will be available until May 5, 2014. To access this replay, please dial 1.858.384.5517 password 4678926.

About the Company

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, Minnesota, is a growing owner, operator and franchisor of Buffalo Wild Wings® restaurants featuring a variety of boldly-flavored, made-to-order menu items including its namesake Buffalo, New York-style chicken wings. The Buffalo Wild Wings’ menu specializes in 21 mouth-watering signature sauces and seasonings with flavor sensations ranging from Sweet BBQ™ to Blazin’®. Guests enjoy a welcoming neighborhood atmosphere that includes an extensive multi-media system for watching their favorite sporting events. Buffalo Wild Wings is the recipient of hundreds of "Best Wings" and "Best Sports Bar" awards from across the country. There are currently more than 1,010 Buffalo Wild Wings locations in the United States, Canada, and Mexico.

Forward-looking Statements

Various remarks we make about future expectations, plans, and prospects for the company constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements relate to our future financial and restaurant performance measures and growth goals for 2014 and beyond, including but not limited to those relating to our second quarter sales trends and projected unit and net earnings growth rates for 2014 and beyond. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are based upon the current beliefs and expectations of our management. We have attempted to identify forward-looking statements by terminology, including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. Actual results may vary materially from those contained in forward-looking statements based on a number of factors, including, but not limited to, our ability to achieve and manage our planned expansion, the ability of our franchisees to open and manage new restaurants, market acceptance in the new geographic regions we enter (particularly non-U.S. locations), success of acquired restaurants, success of investments in new or emerging concepts, unforeseen obstacles in developing nontraditional sites or non-U.S. locations, our ability to obtain and maintain licenses and permits necessary to operate our existing and new restaurants, our franchisees’ adherence to our system standards, the cost of commodities such as traditional chicken wings, the success of our key initiatives and our advertising and marketing campaigns, our ability to control restaurant labor and other restaurant operating costs, the continued service of key management personnel, our ability to protect our name and logo and other proprietary information, economic conditions (including changes in consumer preferences or consumer discretionary spending), the impact of federal, state or local government regulations relating to our employees, the sale of food and alcoholic beverages, the effect of competition in the restaurant industry, and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission, including the factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 29, 2013, as updated in subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

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BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Dollar and share amounts in thousands except per share data)

(unaudited)

	Three months ended
	March 30, 2014	March 31, 2013
Revenue:
Restaurant sales	$344,945	284,425
Franchise royalties and fees	22,910	19,939

Total revenue	367,855	304,364

Costs and expenses:
Restaurant operating costs:
Cost of sales	97,487	93,091
Labor	105,334	85,831
Operating	49,038	41,105
Occupancy	18,969	16,126
Depreciation and amortization	22,832	20,143
General and administrative	28,156	21,297
Preopening	2,578	4,271
Loss on asset disposals and impairment	787	571

Total costs and expenses	325,181	282,435

Income from operations	42,674	21,929
Other income (loss)	(127)	345

Earnings before income taxes	42,547	22,274
Income tax expense	14,231	5,895

Net earnings	$28,316	16,379

Earnings per common share – basic	1.50	0.87
Earnings per common share – diluted	1.49	0.87
Weighted average shares outstanding – basic	18,873	18,748
Weighted average shares outstanding – diluted	18,953	18,803

The following table expresses results of operations as a percentage of total revenue for the periods presented, except for restaurant operating costs which are expressed as a percentage of restaurant sales:

	Three months ended
	March 30, 2014	March 31, 2013
Revenue:
Restaurant sales	93.8%	93.4%
Franchising royalties and fees	6.2	6.6

Total revenue	100.0	100.0

Costs and expenses:
Restaurant operating costs:
Cost of sales	28.3	32.7
Labor	30.5	30.2
Operating	14.2	14.5
Occupancy	5.5	5.7
Depreciation and amortization	6.2	6.6
General and administrative	7.7	7.0
Preopening	0.7	1.4
Loss on asset disposals and impairment	0.2	0.2

Total costs and expenses	88.4	92.8

Income from operations	11.6	7.2
Other income (loss)	(0.0)	0.1

Earnings before income taxes	11.6	7.3
Income tax expense	3.9	1.9

Net earnings	7.7%	5.4%

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands)

(unaudited)

	March 30, 2014	December 29, 2013
Assets
Current assets:
Cash and cash equivalents	$72,548	57,502
Marketable securities	7,674	7,584
Accounts receivable, net of allowance of $25	26,821	21,845
Inventory	10,339	9,492
Prepaid expenses	6,925	4,509
Refundable income taxes	—	4,329
Deferred income taxes	10,176	9,287
Restricted assets	42,375	68,208

Total current assets	176,858	182,756

Property and equipment, net	438,346	440,538
Reacquired franchise rights, net	32,270	33,403
Other assets	16,366	16,498
Goodwill	32,533	32,533

Total assets	$696,373	705,728

Liabilities and Stockholders’ Equity
Current liabilities:
Unearned franchise fees	1,692	1,818
Accounts payable	22,935	31,806
Accrued compensation and benefits	33,881	52,049
Accrued expenses	12,320	13,784
Income tax payable	15,514	—
Current portion of deferred lease credits	457	—
Line of credit	—	—
System-wide payables	42,208	67,017

Total current liabilities	129,007	166,474

Long-term liabilities:
Other liabilities	3,820	1,913
Deferred income taxes	31,516	37,822
Deferred lease credits, net of current portion	34,786	33,711

Total liabilities	199,129	239,920

Commitments and contingencies
Stockholders’ equity:
Undesignated stock, 1,000,000 shares authorized	—	—
Common stock, no par value. Authorized 44,000,000 shares; issued and outstanding 18,896,686 and 18,803,663, respectively	136,817	133,203
Retained earnings	361,917	333,601
Accumulated other comprehensive loss	(1,490)	(996)

Total stockholders’ equity	497,244	465,808

Total liabilities and stockholders’ equity	$696,373	705,728

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollar amounts in thousands)

(unaudited)

	Three months ended
	March 30, 2014	March 31, 2013
Cash flows from operating activities:
Net earnings	$28,316	16,379
Adjustments to reconcile net earnings to net cash provided by operations:
Depreciation	21,699	18,906
Amortization	1,133	1,237
Loss on asset disposals and impairment	787	556
Deferred lease credits	998	823
Deferred income taxes	(6,892)	(1,481)
Stock-based compensation	3,615	870
Excess tax benefit from stock issuance	(29)	(131)
Change in operating assets and liabilities, net of effect of acquisition:
Trading securities	(90)	(510)
Accounts receivable	(3,403)	1,624
Inventory	(859)	(795)
Prepaid expenses	(2,423)	332
Other assets	121	(418)
Unearned franchise fees	(126)	172
Accounts payable	(4,211)	(4,716)
Income taxes	19,872	6,347
Accrued expenses	(10,414)	(11,377)

Net cash provided by operating activities	48,094	27,818

Cash flows from investing activities:
Acquisition of property and equipment	(25,732)	(34,538)
Acquisition of businesses/investments in affiliates	—	(10,171)
Proceeds from marketable securities	—	3,282

Net cash used in investing activities	(25,732)	(41,427)

Cash flows from financing activities:
Proceeds from line of credit	—	5,000
Issuance of common stock	244	174
Excess tax benefit from stock issuance	29	131
Tax payments for restricted stock	(7,474)	(4,813)

Net cash provided by (used in) financing activities	(7,201)	492

Effect of exchange rate changes on cash and cash equivalents	(115)	(188)

Net increase (decrease) in cash and cash equivalents	15,046	(13,305)
Cash and cash equivalents at beginning of period	57,502	21,340

Cash and cash equivalents at end of period	$72,548	8,035

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

Supplemental Information

Restaurant Count

Company-owned Restaurants:

	Q1	Q2	Q3	Q4
2014	443
2013	397	407	415	434
2012	327	330	343	381
2011	263	277	288	319
2010	235	234	244	259

Franchised Restaurants:

	Q1	Q2	Q3	Q4
2014	569
2013	514	525	534	559
2012	505	505	511	510
2011	488	492	498	498
2010	430	447	457	473

Same-Store Sales

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2014	6.6%
2013	1.4%	3.8%	4.8%	5.2%	3.9%
2012	9.2%	5.3%	6.2%	5.8%	6.6%
2011	3.9%	5.9%	5.7%	8.9%	6.1%
2010	0.1%	(0.1%)	2.6%	(0.3%)	0.6%

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2014	5.0%
2013	2.2%	4.1%	3.9%	3.1%	3.3%
2012	7.3%	5.5%	5.8%	7.4%	6.5%
2011	1.6%	2.7%	4.2%	5.9%	3.6%
2010	0.7%	(0.7%)	0.3%	(1.1%)	(0.2%)

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

Supplemental Information

Average Weekly Sales Volumes

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2014	60,966
2013	56,953	54,759	55,592	58,204	56,392
2012	55,131	51,524	52,561	55,595	53,783
2011	48,845	47,970	49,461	51,983	49,627
2010	45,327	43,021	44,394	45,595	44,601

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2014	63,852
2013	60,050	58,186	58,926	61,167	59,594
2012	57,282	54,766	55,608	58,490	56,570
2011	52,744	50,995	51,350	53,385	52,081
2010	51,532	49,051	49,005	49,837	49,835